SECOND AMENDMENT TO OPERATING AGREEMENT
OF
HANCOCK FABRICS, LLC

THIS SECOND AMENDMENT (this "Amendment") is made as of July 24, 2008 by and between HANCOCK FABRICS, LLC, a Delaware limited liability company (the "Company") and HF ENTERPRISES, INC., a Delaware corporation and the sole member (the "Member") of the Company, to the Operating Agreement of the Company dated January 28, 2002, as amended by the Amendment to the Operating Agreement of the Company made as of June 27, 2005 (as so amended and as further amended, restated, supplemented or otherwise modified and in effect, the "Operating Agreement").

WHEREAS, the Member and the Company desire to amend the Operating Agreement to provide for the rights of transferability of the membership interests of the Company and to prohibit the Company from issuing non-voting membership interest when doing so would conflict with certain bankruptcy laws.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Member and the Company agree as follows:

1.  Amendmentof Operating Agreement.. The Operating Agreement is amended to the extent necessary for it to conform to, permit and comply with paragraphs 2, 3 and 4 of this Amendment,

2.  Transfer of Membership Interest.

(a)           The Member's entire interest in the Company (the "Membership Interest") or a portion thereof shall be transferable by sale, assignment, conveyance, exchange, mortgage, pledge, grant, hypothecation or otherwise, either voluntarily or by operation of law. Upon the transfer of the Membership Interest, the transferee shall become a member of the Company upon the completion of the transfer without further action. In the event of the transfer of the Member's entire Membership Interest, the transferee shall succeed to all the Member's rights and obligations under the Operating Agreement. In the event of the transfer of less than all of the Membership Interest, the transferee shall become a member of the Company on such terms and conditions as such member, the Member and the Company shall agree upon.

(b)           Without limiting any of the forgoing, upon the sale, transfer or other disposition of the entire Membership Interest pursuant to any pledge thereof to any lender (or any agent, trustee or other representative for any lender or group of lenders), the transferee of such Membership Interest shall become the member of the Company and shall acquire all right, title and interest of the Member in the Company, including all rights under the Operating Agreement, and the Member shall be withdrawn as the member of the Company under the Operating Agreement and shall have no further right, title or interest in the Company under the Operating Agreement or this Amendment,

3.  Nonvoting Equity Securities. The Company shall not issue any class of non-voting equity interests unless and solely to the extent permitted by section 1123(a)(6) of title 11 of the United States Code (the "Bankruptcy Code"); provided, however that this paragraph 3 will (A) have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, (B) will have such force and effect, if any, only for so long as section I 123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

4.  Manager.  Effective as of the date first listed above, the members of the Company accept David Eversmann's resignation as a manager of the Company, and appoint John Cooper as a successor manager of the Company.

5.  Other Provisions Unaffected. Except to the extent amended by paragraphs 2, 3 and 4, the Operating Agreement shall remain unaffected and in full force and effect.

6.  Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In the event any provision of this Amendment shall be deemed unenforceable, the remaining provisions of this Amendment shall be unaffected thereby and shall remain in full force and effect.

[signature page(s) follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

SOLE MEMBER:	COMPANY:

HF ENTERPRISES, INC.	HANCOCK FABRICS, LLC

By: /s/ Johnna N. Garner	By: /s/ Johnna N. Garner
Name: Johnna N. Garner	Name: Johnna N. Garner
Title: President	Title: Vice President

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